Exhibit 99.1

Issuer Direct Announces Stock Repurchase

Company to Repurchase up to 1 Million Shares of Common Stock

MORRISVILLE, N.C., November 8, 2010 (GLOBE NEWSWIRE) -- Issuer Direct Corporation (OTC: ISDR- News), a market leader and innovator of unified regulatory, disclosure and compliance solutions, announced that’s its Board of Directors has authorized the repurchase of up to One million shares of common stock beginning November 15, 2010, with an expiration date of November 14, 2011.

The shares being repurchased will be financed by the Company’s positive cash flow from operations. Timing of such purchase’s will be determined by the Company’s management – that will take into consideration market conditions, stock price and other market factors.

Brian R. Balbirnie Chief Executive Officer stated, “The approval of this repurchase program is a reflection of the confidence that the Board and management have in the operating fundamentals and growth prospects of the company, accordingly, our shared belief that our current valuation does not reflect our underlying long-term value. We believe that the acquisition of the Company’s common stock is an attractive and appropriate investment in the current market and an appropriate use of our cash. This repurchase  is just one more example of our ongoing commitment to foster greater shareholder value."

About Issuer Direct Corporation:

Issuer Direct Corporation ("IDC") is a market leader and innovator in public company products and services. As an issuer services focused company, Issuer Direct alleviates the complexity of maintaining compliance through integrated products and services that help companies produce and distribute their financial and business communications both online and in print. As a shareholder compliance company, Issuer Direct is dedicated to assisting corporate issuers in an ever-changing regulatory environment and to comply with the myriad of rules imposed by regulatory bodies.

The Issuer Direct logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4547

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2009, including but not limited to the discussion under "Risk Factors" therein, filed with the SEC, which you may view at http://www.sec.gov.

Contact:
Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com